Exhibit 2.2

CALIBER HOME LOANS, INC.,

Purchaser,

and

BANC OF CALIFORNIA, NATIONAL ASSOCIATION,

Seller

BULK SERVICING RIGHTS PURCHASE AND SALE AGREEMENT

(Fannie Mae and Freddie Mac)

Dated as of February 28, 2017

- ii -

EXHIBITS

EXHIBIT A:	MORTGAGE FILE

EXHIBIT B:	FORM OF SELLER’S CLOSING CERTIFICATE

EXHIBIT C:	FORM OF RESOLUTION OF BOARD OF DIRECTORS FROM SELLER

EXHIBIT D:	[RESERVED]

EXHIBIT E:	FORM OF BILL OF SALE

EXHIBIT G:	[RESERVED]

EXHIBIT H:	POWER OF ATTORNEY

EXHIBIT I:	PURCHASE PRICE PERCENTAGE

- iii -

BULK SERVICING RIGHTS PURCHASE AND SALE AGREEMENT

This BULK SERVICING RIGHTS PURCHASE AND SALE AGREEMENT (as the same may be amended, restated, modified, substituted or extended from time to time, this “Agreement”) is made as of February 28, 2017 (the “Effective Date”), and is executed by and between BANC OF CALIFORNIA, NATIONAL ASSOCIATION, a national banking association (“Seller”), and CALIBER HOME LOANS, INC., a Delaware corporation (“Purchaser”).

PRELIMINARY STATEMENT

Seller and Purchaser wish to provide for the terms and conditions relating to the sale and purchase of all of Seller’s right, title and interest in and to the Servicing Rights (as defined below), and the assumption by Purchaser of all of the servicing duties and obligations relating thereto (as more fully described herein), for all of the Mortgage Loans (as defined below) set forth in the Mortgage Loan Schedule (as defined below); provided, however, that Purchaser shall not assume any Excluded Obligations (as defined below) except if and to the extent required by the applicable Investor as a condition to its issuance of a Servicing Agreement Consent or by operation of Applicable Requirements but subject to the indemnification provisions set forth in this Agreement.

In consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01        Defined Terms. Whenever used in this Agreement, the following words and phrases shall have the following meanings specified in this Article:

“Accepted Servicing Practices”:    To the extent not inconsistent with Applicable Requirements, the accepted mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

“Advance”:  With respect to the servicing of a Mortgage Loan, any amounts that have been advanced in accordance with Applicable Requirements to such Mortgage Loan including, without limitation, delinquent Monthly Payments and the payment of taxes and insurance premiums.

“Affiliate”:  Any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified.

“Agency:” Fannie Mae or Freddie Mac.

“Agreement”:  This Bulk Servicing Rights Purchase and Sale Agreement including all schedules, exhibits, amendments, restatements, modifications, supplements, substitutions and/or extensions thereto and/or thereof from time to time.

“Ancillary Income”:  All fees and income derived from and related to the Mortgage Loans, excluding servicing fees attributable to the Mortgage Loans, but including and not limited to late charges, fees received with respect to checks or bank drafts returned by the related bank for non-sufficient funds, assumption fees, optional insurance administrative fees, income on escrow accounts and custodial accounts or other receipts on or with respect to such Mortgage Loans, and all other incidental fees, income and charges collected from or assessed against the Borrower, other than those charges payable to the applicable Investor under the terms of the applicable Servicing Agreements or as otherwise agreed by the Parties.

“Applicable Requirements”:  As of the time of reference and as applicable, (i) all federal, state and local laws, rules, regulations, guidelines and ordinances applicable to the origination, sale, pooling or servicing of any Mortgage Loan or Servicing Right at the relevant time, (ii) the judicial and administrative judgments, orders, remediation plans, stipulations, awards, writs and injunctions applicable to any Mortgage Loan or Servicing Right, (iii) the terms of the Mortgage Loan documents, with respect to each Mortgage Loan, (iv) the Servicing Agreements, and (v) all other legal and contractual obligations to or with any Insurer or Governmental Entity applicable to any Mortgage Loan or Servicing Right.

“Assignment”: An assignment of a Mortgage, notice of transfer or equivalent instrument, in form acceptable for recording and sufficient under the laws of the jurisdiction wherein the Mortgaged Property is located to reflect of record the transfer of the Mortgage instrument identified therein from the transferor to the transferee named therein.

“Borrower”: The Person(s) obligated on or under a Mortgage Note.

“Business Day”: A day of the week other than (a) Saturday, (b) Sunday, or (c) a day on which banking or savings institutions in the state of Seller or of Purchaser are authorized or permitted under applicable law to be closed.

“Closing”:  The consummation of the Transaction on the Sale Date.

“Corporate Advances”: Advances related to a delinquent Mortgage Loan expended by Seller in accordance with the Servicing Agreement (other than principal and interest Advances and taxes and insurance Advances), including attorney fees and costs, property preservation, property inspection, and valuation fees, as well as other default related expenses.

“Custodial Account”: The account maintained by Seller or its agent for the deposit of principal and interest payments received in respect of one or more Mortgage Loans.

“Custodial File”:  With respect to an individual Mortgage Loan, the Mortgage Loan documents required to be held by a Custodian pursuant to the Guides of the applicable Investors.

“Custodian”: An entity acting as Mortgage Loan document custodian pursuant to the Guides.

“Data File”: All information in a mutually agreed upon format attached to the Transfer Instructions delivered by Seller as set forth in this Agreement.

“Defective Servicing Right”:  Has the meaning set forth in Section 6.04(c).

“Due Diligence”: An in-depth, one-on-one review of loan files, monthly reconciliations, delinquent loan reporting, and other related loan information as may be described herein, and specifically at Section 6.05.

“Effective Date”: As defined in the introductory paragraph to this Agreement.

“Escrow Account”: The account maintained by Seller or its agent for the deposit of Escrow Payments received in respect of any Mortgage Loans in accordance with Applicable Requirements.

“Escrow Funds”:  Balances held in the Escrow Account.

“Escrow Payments”: The amounts required or permitted to be escrowed by Applicable Requirements (including, without limitation, amounts constituting ground rents, taxes, assessments, mortgage insurance premiums and fire and hazard insurance premiums) and which have been escrowed by the Borrower with Seller pursuant to any Mortgage Loan.

“Estimated Purchase Price”: Has the meaning set forth in Section 2.02(b).

“Exceptions List”: Has the meaning set forth in Section 2.02(a)(iv).

“Excluded Obligations”: (i) Any obligations of the originator or Seller of any Mortgage Loan, including, but not limited to, any obligations in connection with any representations, warranties or covenants made by Seller or any prior lender as the seller of any Mortgage Loan or any obligations to remedy breaches of any such representations, warranties or covenants, or to indemnify any party in connection therewith or any other recourse obligation of Seller or any prior lender as the seller of any Mortgage Loan to an Investor; (ii) any repurchase, indemnification or other obligations arising under the respective Servicing Agreement resulting from or relating to (x) representations, warranties and covenants of Seller contained therein, except to the extent resulting from Purchaser’s servicing activities on or after the Transfer Date or (y) acts or omissions of Seller (whether occurring prior to, on or following the Transfer Date), except to the extent resulting from acts or omissions of Purchaser under the respective Servicing Agreement on or after the Transfer Date; and (iii) any liabilities in tort, contract or otherwise to the extent arising out of or in connection with any acts or omissions of Seller or any prior lender or servicer in respect of the origination of the Mortgage Loans or the servicing thereof prior to the Transfer Date.

“Fannie Mae”:  Fannie Mae, a/k/a Federal National Mortgage Association or any successor thereto.

“Final Purchase Price”: Has the meaning set forth in Section 2.02(c).

“Float Benefit:”  The net economic benefit resulting from funds held in the Escrow Accounts and Custodial Accounts relating to the Servicing Rights. The Float Benefit includes any compensating balance earnings credits and interest and other earnings on and in respect of such deposits.

“Freddie Mac”:  The Federal Home Loan Mortgage Corporation (FHLMC), or any successor thereto.

“Governmental Entity”:    Any federal, state or local governmental authority, agency, commission or court or self-regulatory authority or commission, including Fannie Mae and Freddie Mac.

“Guides” means any and all applicable rules, regulations, requirements and guidelines of any Insurer or Investor, as the same may be amended from time to time, including, without limitation, (a) the Fannie Mae Selling and Servicing Guides and (b) the Freddie Mac Sellers’ and Servicers’ Guides.

“Holdback”: Has the meaning set forth in Section 2.02(a)(iv).

“Insurer”:  A Person who insures or guarantees all or any portion of the risk of loss on any Mortgage Loan through a Private Mortgage Insurance Policy, hazard insurance, flood insurance, earthquake insurance or title insurance with respect to any Mortgage Loan or Mortgaged Property, as the case may be, including any Governmental Entity.

“Investor” means any Person (including an Agency) having a beneficial interest in a Mortgage Loan or a security backed by or representing an interest in a Mortgage Loan or any Person with authority to act for and on behalf of any such Person (or Agency), such as a trustee.

“Losses” means any and all actual and direct claims and losses, costs, damages or expenses, including without limitation, reasonable attorneys’ fees and disbursements and, if less expensive than use of third party vendors, reasonable internal costs and expenses, in respect of any obligation to indemnify any Person pursuant to the terms of this Agreement.

“Loss Mitigation”: Has the meaning set forth in Section 3.03(f).

“MERS”: Mortgage Electronic Registration Systems, Inc.

“MERS MOM”: MERS, as Original Mortgagee.

“Monthly Payment”: The scheduled monthly payment of principal, interest and Escrow Payments, if applicable, on a Mortgage Loan.

“Mortgage”: A mortgage, deed of trust, security deed or other instrument creating a first lien on real property securing the Mortgage Note relating thereto; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first lien upon a leasehold estate of the Mortgagor, as the case may be, including any riders, addenda, assumption agreements or modifications relating thereto.

“Mortgage File”: The hardcopy documents or, to the extent permitted by the applicable Investor, imaged documents pertaining to a particular Mortgage Loan, which are specified on Exhibit A hereto.

“Mortgage Loan”: An individual mortgage loan that is identified on the Mortgage Loan Schedule. For the avoidance of doubt, a Mortgage Loan that becomes an REO Property after the Sale Date shall nevertheless be considered a Mortgage Loan for purposes of interpreting the language herein.

“Mortgage Loan Schedule”: The list of Mortgage Loans (in each case, originated on or before the Sale Date) attached as Schedule 1 to Seller’s Closing Certificate which Schedule 1 shall set forth, as of the date specified in such Schedule 1, without limitation, the following information for each Mortgage Loan listed thereon:

(i)	Seller’s loan number, Investor code, Pool number and Investor loan number;

(ii)	the outstanding principal balance;

(iii)	monthly principal and interest payment;

(iv)	the last due date with respect to which interest has been paid;

(v)	a code indicating the Servicing Type;

(vi)	Mortgage Note interest rate;

(vii)	maturity date;

(viii)	guarantee fee number;

(ix)	net rate percentage;

(x)	MERS min number;

(xi)	name of Insurer; and

(xii)	TILA designation (QM/non-HPML, QM/HPML, non-QM/compliant, non-QM/non-compliant, or not covered/exempt).

“Mortgage Note”: The promissory note or other evidence of the indebtedness of a Borrower secured by a Mortgage.

“Mortgaged Property”: The underlying real property encumbered by a Mortgage securing repayment of a Mortgage Note.

“Non-Recoverable Advance”: Any Advance made by a prior servicer that Purchaser has determined in its good faith business judgment would not be ultimately recoverable by Purchaser in accordance with the Guides.

“Party”: Each of Seller or Purchaser, and collectively, “Parties”.

“Person”:    Any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government entity (or any agency, instrumentality or political subdivision thereof).

“Pool”:  A group of Mortgage Loans delivered to an Investor in one sale transaction and assigned one pool number by such Investor.

“Private Mortgage Insurance Policy”: Each private mortgage insurance policy required to be in effect for a specific Mortgage Loan pursuant to Applicable Requirements, or any replacement policy therefor obtained by Seller.

“Privacy Act”: Each of (a) Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. 6801 et seq. and the applicable federal regulations implementing the same and codified at 12 CFR Parts 40, 216, 332, and/or 573; (b) FFIEC Interagency Guidelines Establishing Standards For Safeguarding Customer Information and codified at 12 CFR Parts 30, 208, 211, 225, 263, 308, 364, 568, and/or 570; and (c) the other applicable state and local laws, rules, regulations and orders relating to the privacy and security of Borrower information.

“Purchase Price”: Has the meaning set forth in Section 2.02(a).

“Purchase Price Percentage”: Shall be determined in accordance with Exhibit I.

“Purchaser”: Caliber Home Loans, Inc., a Delaware corporation.

“Recourse Mortgage Loans” means any arrangement pursuant to which the servicer or any successor servicer bears the risk of all or any part of the ultimate credit losses incurred in connection with a default under, or the foreclosure of, acceptance of deed in lieu of foreclosure or related action in connection with, a Mortgage Loan, except that Recourse Mortgage Loans does not include losses in connection with a failure by the servicer or any successor servicer to comply with the Applicable Requirements nor does it include the loss of any servicing fees or other servicing compensation. Recourse Mortgage Loans shall not include (i) Seller’s retained contingent liability to repurchase a Mortgage Loan that is determined to have been ineligible for sale to or pooling with the applicable Investor due to a breach of one or more representations and warranties or (ii) Servicer’s obligations to pay expenses, interest and other deductions in excess of the reimbursement limits, if any, set forth in the Applicable Requirements.

“Recoverable Advances”: Advances made by Seller or a prior servicer that Purchaser has determined in its good faith business judgment would be ultimately recoverable by Purchaser in accordance with Applicable Requirements.

“Related Parties”:      With respect to a Person, such Person’s officers, directors, employees, agents, attorneys and Affiliates.

“Relationship Officer”:  An officer level employee designated by each of Seller and Purchaser pursuant to the Transfer Instructions and this Agreement.

“REO Property”:  Any Mortgaged Property acquired through foreclosure, deed in lieu of foreclosure, or other realization procedure.

“Sale Date”:  February 28, 2017, or such other date as may be mutually agreed to in writing by Seller and Purchaser, in each case, assuming that all conditions precedent to closing have been satisfied in accordance with the terms of this Agreement.

“Seller”: Banc of California, National Association, a national banking association.

“Seller’s Closing Certificate”: An officer’s certificate in the form of Exhibit B attached hereto prepared by or on behalf of Seller and delivered to Purchaser pursuant to this Agreement.

“Seller Legal Claim”: Has the meaning set forth in Section 4.04(b).

“Servicing Agreements”:  The contracts, and all applicable rules, regulations, procedures, manuals and guidelines incorporated therein, defining the rights and obligations of the Investor and servicer, with respect to the applicable Servicing Rights, consisting of, as applicable, the contracts and other documents, including the Guides (as each such contract and other document has been amended from time to time), including any waivers thereto that reduce certain obligations under the Guides to which Purchaser as the transferee of the Servicing Rights otherwise would be subject .

“Servicing Agreement Consent”: Any consent, approval or authorization that is required from the Investor pursuant to the terms of the applicable Servicing Agreement in order to assign or otherwise transfer the related Servicing Rights to Purchaser pursuant to the terms of this Agreement which consent, approval or authorization shall satisfy the Applicable Requirements under such Servicing Agreement, if any, with respect to the assignment or transfer of the Servicing Agreement and related Servicing Rights to, and assumption of the Servicing Agreement and related Servicing Rights by, Purchaser pursuant to the terms of this Agreement.

“Servicing Rights”: (a) The rights and obligations of Seller to service the Mortgage Loans under the Servicing Agreements, (b) all rights under the applicable Servicing Agreements to receive or retain amounts in respect of (i) all compensation for servicing the Mortgage Loan, (including the servicing fees and any Ancillary Income), (ii) all reimbursement for Recoverable Advances or other expenses and costs, (iii) all investment earnings or other benefits from positive deposit account balances, together with all Custodial Account balances and Escrow Account balances, and (iv) any incidental income and benefits to the extent payable to the servicer of the Mortgage Loan; (c) the rights to possession, use, access and control of Mortgage Files and other servicing related documentation relating to the servicing of such Mortgage Loan that that are necessary to service such Mortgage Loan or otherwise perform the obligations of the servicer in accordance with the Applicable Requirements, pertaining to the past, present or prospective servicing of such Mortgage Loan, including, without limitation, Borrower marketing lists, insurance policies and tax service contracts and flood service contracts; (d) all agreements or documents creating, defining or evidencing any such Servicing Rights and all rights of Seller as servicer thereunder; (v) all accounts and other rights to payment related to the servicing of the

Mortgage Loans or any of the property described in this paragraph; and (e) all rights, powers and privileges incident to any of the foregoing; provided, however, that Servicing Rights shall exclude Seller’s master mortgage impairment policy and any other agreements, instruments, rights, documents or records relating to the continuing business of Seller as a whole; provided, further that, Servicing Rights shall not include, and Purchaser is not assuming, any Excluded Obligation which shall be retained by Seller except if and to the extent required by Applicable Requirements.

“Servicing Rights Repurchase Price”: The price to be paid by Seller to Purchaser in connection with the repurchase of any Servicing Rights pursuant to either Section 2.03(c) or Article VI of this Agreement which, with respect to any Mortgage Loan, shall be equal to: (i) the then outstanding principal balance of the Mortgage Loan multiplied by the Purchase Price Percentage; plus (ii) any unreimbursed Recoverable Advances for such Mortgage Loan which were required to be advanced by Purchaser or Subservicer pursuant to Applicable Requirements; plus (iii) the reimbursement of all other unreimbursed actual and reasonable out-of-pocket costs and expenses incurred by Purchaser in connection with such Servicing Rights and such Mortgage Loan, which include, without limitation, all costs and expenses incurred by Purchaser in effectuating the repurchase of such Servicing Rights, including, if applicable, transferring the servicing and forwarding documents for the transfer of such Servicing Rights and such Mortgage Loan, but which excludes such losses, costs and expenses to the extent that they are a result of Purchaser’s failure to service such Mortgage Loan in compliance with the Servicing Agreement, provided that such failure was not as a result of Seller’s breach of this Agreement.

“Servicing Type”: The applicable Investor accounting remittance options applicable to the related Mortgage Loans.

“Subservicer”: Dovenmuehle Mortgage, Inc.

“Transaction”: The sale of the Servicing Rights by Seller to Purchaser and the other transactions contemplated by this Agreement.

“Transfer Date”: June 1, 2017 for Fannie Mae Servicing Rights and May 16, 2017 for Freddie Mac Servicing Rights, or such other date as is mutually agreed to by Purchaser and Seller in writing, in each case, subject to receipt of Servicing Agreement Consents and Subservicer approval.

“Transfer Instructions”: The transfer instructions to be mutually agreed upon between and among Seller, Purchaser and Subservicer.

“Transfer Notice”:  The notification letter required to be delivered to each Borrower in compliance with Applicable Requirements, including without limitations the Federal Real Estate Settlement Procedures Act codified § 2601 et seq. and implemented by Regulation X, 24 C.F.R. Part 3500.

“Uncured Document Exception”: Has the meaning set forth in Section 2.02(a)(iv).

ARTICLE II

SALE AND CONVEYANCE OF SERVICING RIGHTS

Section 2.01    Agreement to Sell the Servicing Rights.

On the Sale Date, as hereinafter provided and subject to the terms and provisions of this Agreement, Seller shall sell, transfer and assign, set over and convey to Purchaser, and Purchaser shall purchase and assume from Seller, all beneficial right, title and interest of Seller in, to and under the Servicing Rights (including but not limited to the Mortgage Files) for all Mortgage Loans, subject to receipt of Servicing Agreement Consents. On the Transfer Date, as hereinafter provided and subject to the terms and provisions of this Agreement, Seller shall sell, transfer and assign, set over and convey to Purchaser, and Purchaser shall purchase and assume from Seller, all legal right, title and interest of Seller in, to and under the Servicing Rights (including but not limited to the Mortgage Files) for all Mortgage Loans. Notwithstanding the foregoing, except if and to the extent required by Applicable Requirements, including, without limitation, as a condition to receipt of Servicing Agreement Consent by the applicable Agency, Purchaser shall not assume any Excluded Obligations.

Purchaser shall be entitled to receive all servicing income payable under the Servicing Agreements following the Sale Date, including but not limited to all accrued and outstanding servicing income as of the Sale Date, provided that (i) from the Sale Date through and including the Transfer Date, Seller shall be entitled to retain a monthly subservicing fee of $7 per Mortgage Loan which is fully earned on the first day of the month and the Float Benefit and (ii) Seller and Purchaser shall allocate the Freddie Mac servicing fee payable to the servicer for servicing and administration of Mortgage Loans pro rata based upon the applicable Borrower’s actual payment date within the month attributable to such Freddie Mac servicing fee.

Section 2.02    Purchase Price.

(a)        The purchase price to be paid by Purchaser to Seller for the Servicing Rights (the “Purchase Price”) shall be an amount equal to the product of (a) the Purchase Price Percentage multiplied by (b) the actual unpaid principal balance on the Sale Date of the Mortgage Loans (but excluding the principal balances of any Mortgage Loans that (i) are ninety (90) or more days delinquent as of the Sale Date (or which became delinquent with respect to the first payment due date), (ii) that are subject to any active bankruptcy (excluding where Borrower is current on bankruptcy plan) or Mortgage Loan-level litigation proceeding in which Seller is a defendant (excluding where the litigation is covered by title insurance), and/or (iii) that are subject to any active foreclosure actions). Purchaser shall pay the Purchase Price as follows:

(i)	Thirty percent (30%) of the Estimated Purchase Price will be paid by no later than 10:00 a.m. E.S.T. on the Business Day immediately succeeding the Sale Date.

(ii)	Seventy percent (70%) of the Final Purchase Price, less the prior amount paid pursuant to Section 2.02(a)(i) above, will be paid on or before March 27, 2017.

(iii)

Ninety percent (90%) of the Purchase Price, less the prior amounts paid pursuant to Section 2.02(a)(i) and 2.02(a)(ii) above, will be paid no later than seven (7) Business Days after the Transfer Date and following confirmed receipt of the Escrow Funds.

(iv)

The remaining amount of the Purchase Price shall consist of the Purchase Price less the amounts paid in (i), (ii) and (iii) immediately above and subject to any additional adjustments (the “Holdback”), which will be paid to Seller no later than sixty (60) days following the Transfer Date for all Mortgage Loans that have been fully prepaid, liquidated, or which are not listed on a list delivered by Purchaser to Seller (the “Exceptions List”) identifying any missing Mortgage Loan documents identified by Purchaser or its Custodian as missing from the Custodial File and/or, if the document is required to be retained by a servicer in accordance with Investor Guides and is reasonably necessary to service the Mortgage Loan in accordance with Applicable Requirements, the Mortgage File (each, an “Uncured Document Exception”). For the avoidance of doubt, Purchaser acknowledges that many of the items listed on Exhibit A as part of the Mortgage File are not reasonably necessary to service the Mortgage Loan in accordance with Applicable Requirements and, while such items may be relevant in contesting an Investor repurchase demand, Seller ultimately has the economic risk of any such repurchase demand by an Investor. Purchaser shall deliver or cause to be delivered to Seller the Exceptions List no later than thirty (30) days after the Transfer Date. After the first payment of the Holdback, Purchaser shall release the Holdback to Seller on a loan level, pro rata basis on the last Business Day of each month for each Mortgage Loan that has been fully prepaid, liquidated, or with respect to which Purchaser has received all Mortgage Loan Documents (other than the recorded Assignments of Mortgage required as a result of this transaction), which Purchaser previously identified as missing on the Exceptions List. Purchaser shall provide Seller an updated Exceptions List with each release detailing the outstanding Mortgage Loan Documents as well as the Mortgage Loans which have been paid off or liquidated. In the event that all Mortgage Loan Documents are not received within one (1) year following the applicable Transfer Date, Purchaser may deduct from the Holdback the out of pocket costs it actually incurs associated with creating or obtaining any missing Mortgage Loan documents that are outstanding on the Exceptions List.

(b)        On or prior to the Sale Date, Seller shall provide Purchaser with a preliminary Mortgage Loan Schedule that contains preliminary loan level information including the unpaid principal balances of the Mortgage Loans as of the end of the preceding calendar month, and from which Purchaser shall calculate the estimated Purchase Price using such information (the “Estimated Purchase Price”). Purchaser and Seller shall cooperate in good faith to reconcile and confirm the calculation of the Estimated Purchase Price.

(c)        Within seven (7) Business Days after the Sale Date, Seller shall provide Purchaser with a final Mortgage Loan Schedule that contains final loan level information including the unpaid principal balances of the Mortgage Loans as of the Sale Date, and from which Purchaser shall calculate the final Purchase Price using such information (the “Final Purchase Price”). Purchaser and Seller shall cooperate in good faith to reconcile and confirm the calculation of the Estimated Purchase Price.

(d)        Purchaser shall reimburse Seller for any outstanding Recoverable Advances for which Seller has provided Purchaser with customary documentation and support, which may be in electronic form as of the Transfer Date as set forth in Section 5.06.

Section 2.03        Closing Conditions.

(a)        Purchaser’s obligation to consummate its purchase of any Servicing Rights pursuant to this Agreement on the Sale Date is subject to the satisfaction or waiver by Purchaser of the following conditions as of or prior to the Sale Date:

(i)        Seller shall have performed in all material respects all of its covenants and agreements contained herein which are required to be performed by Seller on the Sale Date;

(ii)        All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Sale Date (unless otherwise specified herein);

(iii)        Purchaser shall have received each of the documents specified in Section 4.01(b)(i) and Section 4.01(b)(ii) on or prior to the Sale Date, duly executed by all signatories other than Purchaser, as required by the respective terms thereof; and

(iv)        Seller shall have provided a general resolution showing Seller’s authority to enter into the sale of the Servicing Rights, substantially in the form attached hereto as Exhibit C, together with a Secretary’s Certificate confirming that such resolution(s) are still in place and have not in any way been rescinded, revoked or terminated.

(b)        Seller’s obligation to consummate its sale of any Servicing Rights pursuant to this Agreement on the Sale Date is subject to the satisfaction or waiver by Seller of the following conditions as of or prior to the Sale Date:

(i)        Purchaser shall have performed in all material respects all of its covenants and agreements contained herein which are required to be performed by it on or prior to the Sale Date; and

(ii)        All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Sale Date.

(c)        Seller shall reimburse Purchaser an amount equal to the Servicing Rights Repurchase Price (calculated using the unpaid principal balance of the related Mortgage Loan immediately prior to being paid off) together with any associated compensating interest loss paid or due to Investor for the related Servicing Rights with respect to each Mortgage Loan that pays off prior to ninety (90) days after the Sale Date; provided that, Seller shall not reimburse Purchaser for any Servicing Rights for Mortgage Loans that payoff prior to ninety (90) days after the Sale Date if the cause of such pay off was a refinancing of such Mortgage Loan by Purchaser. Unless Seller and Purchaser otherwise agree to net such reimbursement against the portion of the Purchase Price that remains payable, Seller shall wire to Purchaser the said amount within seven (7) Business Days from the date of Seller’s receipt of Purchaser’s written request therefor (which request shall be made within one hundred and twenty (120) days from the Sale Date) and together with evidence satisfactory to Seller of such pay off.

(d)        All Mortgage Loan interest rate information is net of any and all insurance premiums unless otherwise indicated.

ARTICLE III

REPRESENTATIONS, WARRANTIES, AND COVENANTS

Section 3.01        Representations, Warranties and Covenants of Seller.

Seller represents, warrants and covenants to Purchaser as to the Servicing Rights to be conveyed by Seller to Purchaser pursuant to this Agreement that as of the Sale Date and, with respect to actions to be taken after the Sale Date only, the Transfer Date, or such other date as shall be specified below, all of which shall survive the Sale Date and, with respect to actions to be taken after the Sale Date only, the Transfer Date, as follows:

(a)        Seller is a national bank duly organized, validly existing, and in good standing under the laws of the United States, and was at all relevant times, and Seller is and has been qualified to do business and duly licensed in those states in which each Mortgaged Property is located if the laws of such states require such qualification or licensing for the conduct of banking or business of the type conducted by Seller. Seller has full power and authority to execute and deliver this Agreement and to perform all of its obligations.

(b)        Seller has full power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance of this Agreement by Seller and the consummation of the Transaction have been duly and validly authorized by all necessary action, and this Agreement has been duly and validly executed and delivered by Seller and is valid and enforceable against Seller in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors’ rights generally, and by general equity principles.

(c)        Other than the required approvals of the Investors referred to in Section 4.02(b) and such other consents of and notices to third parties as are contemplated hereby, any requisite Servicing Agreement Consents to the execution and delivery of this Agreement and the performance of the Transactions contemplated hereby have been obtained. Subject to obtaining the Servicing Agreement Consents referred to in Section 4.02(b), such other consents of and notices to third parties as are contemplated hereby, and the execution and delivery of the instruments and agreements referred to herein, neither the execution and delivery of this

Agreement nor the consummation of the Transaction nor compliance with its terms and conditions, shall conflict with or result in the breach of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance of any nature upon, any of the Servicing Rights or the properties or assets of Seller, any of the terms, conditions or provisions of its charter or by-laws or any similar charter documents of Seller or any Mortgage, indenture, deed of trust, loan or credit agreement or other agreement or instrument to which Seller is now a party or by which it is bound. The consummation of the Transaction is in the ordinary course of business of Seller, and the sale and transfer of the Servicing Rights by Seller are not subject to any bulk transfer laws or similar statutory provisions regarding bulk sales of assets by debtors of applicable state or federal law.

(d)        Seller is and was at all relevant times, a Fannie Mae and Freddie Mac approved seller/servicer, as applicable, to the extent required to be so approved in order to sell or service or pool the Mortgage Loans. Seller is qualified to act as the servicer under each Servicing Agreement, and no event has occurred as of the Sale Date which would make Seller unable to comply with all Investor Guides. Seller has not received written notice from any Governmental Entity that it intends to terminate Seller’s status as an approved servicer in its programs for which Seller is approved.

(e)        To the extent required pursuant to the Guides, Seller has taken all necessary steps to make and keep any Agency mortgage insurance or loan guaranty or Private Mortgage Insurance Policy valid, binding and enforceable as of the Sale Date.

(f)        Seller has good and marketable title to and, subject to the rights of the applicable Investor pursuant to the terms of the applicable Servicing Agreement, has the right to assign and transfer the Servicing Rights as of the Sale Date. Seller has not previously assigned, transferred or encumbered the Servicing Rights.

(g)        There are no actions, claims, litigation or governmental investigations pending or, to the knowledge of Seller, threatened, against Seller, which relate to, or affect Seller’s right to sell the Servicing Rights or to perform under the terms of this Agreement.

(h)        The information set forth on the Mortgage Loan Schedule and the Data File, and on any updates thereof or other document, instrument or schedule furnished to Purchaser by Seller or one of its Affiliates pursuant to, or prior to and in connection with, this Agreement is accurate and complete in all material respects, and relates exclusively to the subject Mortgage Loans, as of the dates of such Mortgage Loan Schedule or Data File, as applicable, or as may be indicated thereon.

(i)        All Custodial Accounts and Escrow Accounts are maintained by Seller and have been maintained in accordance with Applicable Requirements. Any Escrow Payments required by the Mortgages, which have been paid to Seller for the account of the Borrowers, are or have been properly deposited in the appropriate Escrow Account in accordance with Applicable Requirements.

(j)        If an Escrow Account is required to be maintained with respect to any Mortgage Loan, (i) all interest required pursuant to applicable law to be paid on funds in such

Escrow Account through the Sale Date has been or will be credited to the account of the related Borrower, and reasonable evidence of such credit shall be provided to Purchaser; and (ii) such interest has been and through the Sale Date will be properly computed and paid in accordance with the terms of such Mortgage Loan and with applicable law.

(k)        All Recoverable Advances paid for by Purchaser hereunder are valid and existing accounts owing to Seller pursuant to and in compliance with the Servicing Agreement related to the Servicing Rights. All such Recoverable Advances are carried on the books and servicing records of Seller at values determined in accordance with Applicable Requirements, and are not subject to any set-offs or claims.

(l)        All necessary documentation with respect to the servicing of the Mortgage Loans has been properly and accurately completed and executed, and all documents required hereby or by Guides to be in the Custodial File and Mortgage File are contained therein.

(m)        All payments received by Seller with respect to any Mortgage Loan have been remitted and properly accounted for pursuant to Guides. No payment of principal or interest on any such Mortgage Loan has been forgiven, suspended or rescheduled except as disclosed on the Mortgage Loan Schedule and Data File, and no waiver, alteration or modification which would adversely affect the value of the Servicing Rights has been made to the terms or provisions of such Mortgage Loans except as disclosed on the Mortgage Loan Schedule and Data File.

(n)        As of the Sale Date, there are no contracts affecting the Servicing Rights to which Purchaser is or will be bound except as contemplated hereby or caused to exist by Purchaser nor shall Seller enter into any such contracts following the Sale Date without the consent of Purchaser other than as permitted or contemplated by the Guides, and no other party has any interest in the Servicing Rights except the applicable Investor, or otherwise as contemplated hereby. Other than the approval to be obtained from the applicable Investor prior to the Transfer Date, no additional approval is required by any Governmental Entity.

(o)        Each Mortgage Loan has been serviced in compliance with all Applicable Requirements including any applicable Accepted Servicing Practices.

(p)        Each Mortgage Loan was originated in compliance with the applicable Guides in effect at that time.

(q)        As of the Sale Date, none of the Mortgage Loans are loans subject to interest rate subsidies or special escrow arrangements, excluding buydowns.

(r)        Seller warrants that it will not solicit any Borrower for any purpose including, without limitations, refinance, home equity or insurance after the Sale Date. Seller further agrees to use its best efforts, including the exercise of any available contractual remedies, to cause any Affiliate to refrain from engaging in any solicitation prohibited under this subsection with respect to the Mortgage Loans and/or mortgagors. Notwithstanding the forgoing, it is understood and agreed that promotions undertaken by Seller or any Affiliate of Seller which are directed to the general public at large or a portion thereof, including, without limitation, mass mailing, newspaper, radio, internet, social media, and television advertisements, shall not constitute solicitation under this subsection, nor shall a solicitation for financial services other than mortgages to any Borrower with whom Seller or an Affiliate has or in the future may have a customer relationship unrelated to the Mortgage Loans and that are not made on a targeted basis to the Borrowers of any Mortgage Loans on the basis of information that they obtained as a result of Seller’s ownership of the Servicing Rights or as a result of a targeted search for such information.

(s)        All taxes, governmental assessments, insurance premiums, municipal charges, leasehold payments or ground rents, and common charges of condominiums or planned unit developments relating to the Mortgage Loans, which have become or will become due within thirty (30) days before and after the Transfer Date, have been or will be paid by Seller prior to the Transfer Date (provided that Seller or its tax service provider has received such notice prior to the Transfer Date) to the extent of Escrow Payments made by the applicable Borrower with respect thereto or Recoverable Advances as required by the applicable Guides. Seller shall pay Purchaser any penalty charges or the amount of any discounts lost as a result of a failure to pay tax bills which are due and payable in accordance with this subsection to the extent of Escrow Payments made by the applicable Borrower with respect thereto or Recoverable Advances as required by the applicable Guides, which are subsequently incurred by Purchaser.

(t)        Seller shall, at its own expense, transfer on each Mortgage Loan a current life-of-loan tax contract with CoreLogic to Purchaser and will be responsible and pay any transfer fees related to the transfer of said tax contracts.

(u)        Seller shall, at its own expense, provide on each Mortgage Loan a life-of-loan fully transferable flood certificate with CoreLogic and ensure that those certificates are transferred to Purchaser within fifteen (15) days following the Transfer Date. Seller will pay Purchaser any fee actually incurred by Purchaser due to Seller’s failure to provide flood certificates in accordance with this subsection.

(v)        The improvements upon each Mortgage Property are covered by a valid, binding and existing hazard insurance policy that is in full force and effect with a carrier acceptable to the applicable Investor that provides for fire extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located representing coverage not less than the lesser of the outstanding principal balance of the Mortgage Loan and the minimum amount required to compensate for damage or loss on a replacement cost basis, in accordance with Applicable Requirements. If the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a valid, separate and binding flood insurance policy or endorsement in a form meeting the requirements of the current guidelines of the Flood Insurance Administration is in effect with respect to such Mortgaged Property, with a carrier acceptable to the applicable Investor, in an amount representing coverage not less than the least of (i) the original outstanding principal balance of the Mortgage Loan, (ii) the minimum amount required to compensate for damage or loss on a replacement cost basis, or (iii) the maximum amount of insurance that is available under the Flood Disaster Protection Act of 1973 (as amended) in accordance with Applicable Requirements.

(w)        None of the Mortgage Loans are Recourse Mortgage Loans.

(x)        None of the Mortgage Loans are graduated payment Mortgage Loans or growing equity Mortgage Loans, nor is any Mortgage Loan subject to a buydown or similar arrangement except as otherwise set forth in the Mortgage Loan Schedule or mutually agreed upon by Seller and Purchaser prior to transfer.

(y)        No Mortgage Loan is classified as a “high cost mortgage” under Section 32 of the Home Ownership and Equity Protection Act of 1994 or is considered a “high cost mortgage” loan or “higher cost mortgage loan” under any other applicable law at the time of origination of the Mortgage Loan.

(z)        All Mortgage Loans related to the Servicing Rights, except those loans for which registration was required to have been de-activated due to loss mitigation or default, shall be properly registered in MERS pursuant to Applicable Requirements prior to transfer provided that the sole remedy for breach of this representation shall be under Section 2.02(a).

(aa)        No Mortgage Loan is subject to any active litigation proceedings, bankruptcy proceedings or active foreclosure actions other than as set forth on the Mortgage Loan Schedule as of the Sale Date.

(bb)        Seller, either acting on its behalf or through a Subservicer, shall continue the servicing of all Mortgage Loans up to the Transfer Date in accordance with Accepted Servicing Practices.

(cc)        With respect to each Mortgage Loan, where an application for the Mortgage Loan was taken on or after January 10, 2014, such Mortgage Loan complies with the “ability to repay” standards as set forth in Section 129C(a) of the federal Truth-in-Lending Act, 15 U.S.C. 1639c(a), and Section 1026.43(c) of Regulation Z.

(dd)        For any Mortgage Loan not identified as a “Higher-Priced Mortgage Loan” on the Mortgage Loan Schedule where an application for the Mortgage Loan was taken on or after January 10, 2014, such Mortgage Loan (i) is a “qualified mortgage” within the meaning of Section 1026.43(e)(2) of 12 C.F.R. Part 1026 (“Regulation Z”) without reference to Section 1026.43(e)(4), (5), (6) or (f) of Regulation Z, (ii) complies with the total points and fees limitations for a qualified mortgage set forth in Section 1026.43(e)(3) of Regulation Z (including the inflation adjustments provided for in Section 1026.43(e)(3)(ii) of Regulation Z), (iii) is not a “higher-priced covered transaction” within the meaning of Section 1026.43(b)(4) of Regulation Z, (iv) only includes a prepayment penalty permitted by Section 1026.43(g) of Regulation Z, (v) does not provide for a balloon payment and (vi) qualifies for the safe harbor set forth in Section 1026.43(e)(1)(i) of Regulation Z.

(ee)        If the Mortgage Loan is identified as “Higher Priced QM” on the Mortgage Loan Schedule, such Mortgage Loan (i) is a “qualified mortgage” within the meaning of Section 1026.43(e)(2) of Regulation Z without reference to Section 1026.43(e)(4), (5), (6) or (f) of Regulation Z, (ii) complies with the total points and fees limitations for a qualified mortgage set forth in Section 1026.43(e)(3) of Regulation Z (including the inflation adjustments provided for in Section 1026.43(e)(3)(ii) of Regulation Z), (iii) is a “higher-priced covered transaction” within the meaning of Section 1026.43(b)(4) of Regulation Z, (iv) does not provide for a balloon payment and (v) qualifies for the presumption of compliance set forth in Section 1026.43(e)(1)(ii) of Regulation Z.

(ff)        For each Mortgage Loan for which the application was received on or after October 3, 2015, the Mortgage Loan was originated in compliance with the final rule published in the Federal Register (78 Fed. Reg. 79730) on December 31, 2013, and any amendments thereto, and promulgated by the CFPB under the applicable sections of Regulation Z and Regulation X to implement Sections 1098 and 1100A of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which amended the Truth-in-Lending Act and Real Estate Settlement Procedures Act, as applicable.

(gg)        With respect to the transfer of the servicing of the Mortgage Loans by Seller to Purchaser, Seller shall comply with the Transfer Instructions.

Section 3.02    Certain Provisions Relating to Seller’s Representations and Warranties.

(a)        Seller agrees that the representations, warranties and covenants set forth in Section 3.01 shall survive the sale and/or transfer, as applicable, of the Servicing Rights and the delivery of each Mortgage File to Purchaser for the life of the Mortgage Loans transferred herein, and shall inure to the benefit of Purchaser and its successors, notwithstanding any qualified endorsement or Assignment or the examination or lack of examination of any Mortgage File.

(b)        Except for the representations and warranties made by Seller in this Agreement, none of Seller, any of its Related Parties or any other Person makes any representations or warranties on behalf of Seller of any kind whatsoever, oral or written, express or implied, whether at law or in equity, and Seller hereby disclaims any other representations or warranties, with respect to Seller, the Servicing Rights or the negotiation, execution, delivery or performance of this Agreement by Seller. Purchaser acknowledges that Seller is providing the representations and warranties in this Agreement for the purposes of establishing a basis on which claims for indemnification and the other remedies available to Purchaser may be brought under this Agreement for certain Losses.

Section 3.03    Representations, Warranties, and Covenants of Purchaser.

Purchaser represents, warrants and covenants to Seller that as of the Sale Date and, with respect to actions to be taken after the Sale Date only, the Transfer Date, or such other date as shall be specified below, all of which shall survive the Sale Date and the Transfer Date, as follows:

(a)        Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Purchaser has all requisite power and authority to own its properties and carry on its business as and where now being conducted and is duly qualified to do business and is properly licensed and is in good standing in each jurisdiction in which the character and location of the properties owned or leased by it or the nature of the business transacted or contemplated herein makes such qualifications or licenses necessary except where the failure to be so qualified has not and would not reasonably be expected to have a material adverse effect on Purchaser or the Transaction.

(b)        Purchaser has all requisite power and authority to enter into this Agreement, and the agreements to which it is or will become a party as contemplated by this Agreement, and to carry out the Transaction. The execution and delivery by Purchaser of this Agreement, and of the agreements to be entered into pursuant hereto, and the consummation of the Transaction have each been duly and validly authorized by all necessary action, and this Agreement and such other agreements constitute valid and legally binding agreements enforceable in accordance with their respective terms except that the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally.

(c)        The execution and delivery of this Agreement and the consummation of the Transactions will not violate, conflict with, result in a breach of, constitute a default under or be prohibited by, or require any additional approval, waiver or consent under Purchaser’s charter or bylaws or other agreement relating to its organization or any instrument or agreement to which it is a party or by which it is bound or any federal or state law, rule or regulation or any judicial or administrative decree, order, ruling or regulation applicable to it, or to the Servicing Rights.

(d)        There is no litigation or action at law or in equity pending, or, to the knowledge of Purchaser, threatened against Purchaser and no proceeding or investigation of any kind is pending or, to its knowledge, threatened, by any federal, state or local governmental or administrative body, which could reasonably be expected to materially affect the Servicing Rights or Purchaser’s ability to consummate the Transaction.

(e)        As of the Sale Date and the Transfer Date: Purchaser is a Fannie Mae and Freddie Mac approved servicer/servicer, as applicable, and is not in default in any material respect in the performance of its obligations to the applicable Investor; Purchaser has adequate resources to complete the Transaction on the conditions stated herein; Purchaser is an approved servicer for the Insurers set forth on the Mortgage Loans Schedule providing Private Mortgage Insurance Policies with respect to the Mortgage Loans. Purchaser is in compliance in all material respects with all applicable laws and regulations including, without limitation, the Guides, and there has been no occurrence or condition with respect to Purchaser or otherwise known to Purchaser that could cause the cancellation of the Servicing Rights with respect to the Mortgage Loans.

(f)        Purchaser (i) shall accept and continue processing any pending loan modification requests related to the Mortgage Loans and (ii) shall honor all trial and permanent loan modification agreements entered into by Seller, and make any related filings required after the Transfer Date in accordance with Applicable Requirements (each of (i) and (ii), the “Loss Mitigation”). Notwithstanding the foregoing, Purchaser shall only be required to accept, continue or honor any Loss Mitigation of Seller to the extent that (i) such Loss Mitigation was initiated prior to the Sale Date, unless otherwise required by Applicable Requirements, (ii) the terms and conditions of such Loss Mitigation have been clearly documented and disclosed to

Purchaser in writing on or prior to the Transfer Date and (iii) such Loss Mitigation is not inconsistent with any Applicable Requirements.

(g)        In preparing for, and in effecting, the transfer of Servicing Rights hereunder on the Transfer Date, Purchaser shall take all commercially reasonable actions as it shall deem necessary, in consultation with Seller, to receive the data and documents necessary in order the effectively and timely perform the Servicing Rights.

(h)        From and after the Transfer Date, Purchaser shall service the Mortgage Loans in accordance with Applicable Requirements including Accepted Servicing Practices.

(i)        Purchaser’s decision to purchase the Servicing Rights is based upon evaluations of the materials made available by Seller and deemed relevant by Purchaser and its agents, and any other independent investigation(s) it may have conducted with respect to the Servicing Rights and the related Mortgage Loans, the Mortgaged Properties or the REO Properties. Purchaser has not relied in entering into this Agreement upon any oral or written information from Seller, or any of its respective employees, Affiliates, agents or representatives, other than the representations and warranties of Seller contained herein. Purchaser has had an opportunity to perform an examination of Seller’s servicing system and the Mortgage Loans and related Mortgage Files.

(j)        Purchaser acknowledges, understands and agrees that the acquisition of the Servicing Rights involves a high degree of risk, including, but not limited to the risk that the Servicing Rights may have limited or no liquidity, that the Servicing Rights are being sold with limited representations and warranties, and that the Servicing Rights are suitable only for persons or entities of substantial financial means who have no need for liquidity and who can hold the Servicing Rights related thereto indefinitely or bear the partial or entire loss of value.

(k)        No broker, investment banker or other person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Purchaser that would become an obligation of Seller at or following the Closing.

(l)        Purchaser does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant and obligation contained in this Agreement. As of the Sale Date and the Transfer Date, no event has occurred, including but not limited to a change in insurance coverage, which would make the Purchaser (or Subservicer, as applicable) unable to comply with Applicable Requirements, or which would require notification to an Agency for which notice has not been provided. There exists no law or judgment, award, order, writ, or decree of any court that would prohibit Purchaser from servicing the Mortgage Loans. Purchaser is able to foreclose on the Mortgaged Properties, to abide by the terms of any loss mitigation activities of Seller and to continue or properly complete any loss mitigation activities with respect to any Mortgage Loan commenced by Seller as servicer, but only to the extent that (i) such loss mitigation activities were initiated prior to the Transfer Date, (ii) the terms and conditions of such loss mitigation activities have been clearly documented and disclosed to Purchaser or its servicer in writing on or prior to the Transfer Date and (iii) such loss mitigation activities are not inconsistent with Applicable

Requirements Purchaser is prepared to receive information on the Mortgage Loans, including Mortgage Loans in any state of loss mitigation activities.

(m)        Purchaser is a sophisticated investor (as that term is used in regulations promulgated under the Securities Act of 1933, as amended).

(n)        Purchaser has made its own decision to purchase the Servicing Rights based on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it deemed necessary. Except for representations and warranties concerning the Servicing Rights and the Mortgage Loans set forth in this Agreement, Purchaser has made its own decision concerning the Servicing Rights, without reliance on any representation or warranty of, or advice from, Seller.

(o)        Purchaser may engage the Subservicer to subservice the Mortgage Loans for Purchaser after the Transfer Date, subject to termination of such arrangements in accordance with the agreement between Purchaser and Subservicer after the Transfer Date.

ARTICLE IV

SALE DATE AND TRANSFER DATE DELIVERIES

Section 4.01        Documents, Schedules and Exhibits Required on or Prior to the Sale Date and Transfer Date.

(a)        Seller shall deliver or cause to be delivered to Purchaser, or as otherwise designated by Purchaser, at least 30-days prior to the Transfer Date, a test Data File and sample Mortgage Loan Schedule, except as may be otherwise provided in the Transfer Instructions or with such changes as may be necessary to account for the Purchaser’s retention of the Subservicer.

(b)        Seller shall deliver or cause to be delivered to Purchaser, or as otherwise designated by Purchaser, on the Sale Date or such other date as shall be specified in this Agreement the following documents, in such forms as are agreed upon and reasonably acceptable to Purchaser:

(i)        Seller’s Closing Certificate with a copy of the Mortgage Loan Schedule on or prior to the Sale Date.

(ii)        A Bill of Sale in substantially the form set forth in Exhibit E attached hereto on or prior to the Sale Date.

(c)        Seller shall provide the preliminary and final Mortgage Loan Schedules pursuant to Sections 2.02(c)-(d).

(d)        Seller shall provide a final Data File, in a form and with content to be mutually agreed upon between Seller and Purchaser (or, if Purchaser retained Subservicer, among Seller, Purchaser and Subservicer), within two (2) days following the Transfer Date, except as may be otherwise provided in the Transfer Instructions or with such changes as may be necessary to account for the Purchaser’s retention of the Subservicer.

Section 4.02        Documents and Schedules Required With Respect to the Transfer Date.

The Investors shall have approved the purchase by Purchaser of the Servicing Rights prior to the Transfer Date, provided however that there can be multiple Transfer Dates if certain of the Servicing Agreement Consents are delayed. Seller shall deliver on the dates specified herein, the following documents and files to Purchaser, except as may be otherwise provided in the Transfer Instructions or with such changes as may be necessary to account for the Purchaser’s retention of the Subservicer.

(a)        Seller shall deliver to Purchaser, or as otherwise designated by Purchaser, to be received within two (2) days following the Transfer Date, the final Mortgage Loan Schedule.

(b)        Seller, with full cooperation from Purchaser, shall submit or cause to be submitted to the applicable Investor the forms and information at least sixty (60) days prior to the Transfer Date for such Investor as required by the applicable Guides for final Investor approval of the contemplated transfer of the Servicing Rights. With respect to any Servicing Rights related to Mortgage Loans sold or conveyed to the applicable Investor, Seller shall have designated Purchaser as the transferee servicer on Form 629 for Fannie Mae and the applicable form for other Investors (or any successor or comparable forms as required by the Guides) prepared and submitted in connection with the transfer of the servicing for the related Mortgage Loans pursuant to its Servicing Agreement. At least fifteen (15) days prior to the Transfer Date, Seller shall either (i) deliver Investor consents to the transfers being made hereunder, or (ii) certify to Purchaser either that such consents have not been obtained or that Investors have not responded to Seller’s request therefore. In the event any Investor refuses to approve any transfer, Seller shall promptly inform Purchaser, which will be prior to such Investor’s cut-off date.

(c)        On or prior to the Transfer Date, Seller shall have made all Escrow Payments of taxes and insurance and other escrow items for which Seller is escrowing and has received a bill or invoice prior to such Transfer Date of the related Mortgage Loan, if such Escrow Payments are required to be made prior to or following 30-days after such Transfer Date, except as may be otherwise provided in the Transfer Instructions or with such changes as may be necessary to account for the Purchaser’s retention of the Subservicer. Seller shall reimburse Purchaser upon written request for any penalties or costs incurred due to non-payment of tax, insurance or other escrow items as a result of Seller’s failure to perform as provided in this subsection (c). Seller shall provide Purchaser with details including any necessary documentation of all Recoverable Advances netted by Seller. Recoverable Advances made by Seller on behalf of a Borrower shall be netted out by Seller from the Escrow Payments wired to Purchaser pursuant to Section 5.08(b).

(d)        With respect to each Mortgage Loan that is covered by a force-placed insurance policy, Seller shall maintain such policy until the Transfer Date. Seller shall provide to Purchaser a list of all Mortgage Loans covered by force-placed insurance in connection with the transfer of the Servicing Rights to Purchaser fifteen (15) days prior to the Transfer Date and cancel such force-placed insurance policies as of such Transfer Date, except as may be otherwise provided in the Transfer Instructions or with such changes as may be necessary to account for the Purchaser’s retention of the Subservicer.

(e)        Seller shall furnish Purchaser with the following additional information and documents within five (5) Business Days after the Transfer Date, except where otherwise specified, except as may be otherwise provided in the Transfer Instructions or with such changes as may be necessary to account for the Purchaser’s retention of the Subservicer:

(i)        The Mortgage File on each Mortgage Loan processed and shipped in compliance with Exhibit A attached hereto;

(ii)        On the Transfer Date, Seller shall transfer control of the Custodial File to Purchaser’s Custodian; and

(iii)        Trial balances for the applicable Investor for the Transfer Date as reasonably available and to the extent reasonably requested by Purchaser, and reconciliation of the over and/or under collateralization for each Pool and corrections/adjustments for all under collateralized Pools.

(f)        No later than five (5) Business Days after the Sale Date and the Transfer Date, a copy of Seller’s delinquency report showing the due date of the Monthly Payments and the paid-to date as of the Sale Date or Transfer Date.

(g)        No later than five (5) Business Days after the Transfer Date, a copy of loan payment history from origination to the Transfer Date on each Mortgage Loan with histories and the most recent escrow analysis for each Mortgage Loan, if applicable. This may be furnished on a CD or in a text file.

(h)        No later than five (5) Business Days prior to the Transfer Date, Seller shall provide a sample copy of Seller’s letter or computer listing sent to the tax servicer, life-of-loan flood insurance certification provider, hazard insurance provider, and private mortgage insurance provider, requesting assignment to Purchaser.

(i)        No later than five (5) Business Days after the Transfer Date, Seller shall identify by Seller loan number, the Recoverable Advance amount and the detail listing of individual items paid as of the Transfer Date and the amount thereof to be paid by Purchaser pursuant to Section 5.06 of this Agreement.

(j)        Each Mortgage Loan shall be registered with MERS if eligible to be registered in accordance with MERS guidelines. Seller shall notify MERS of the transfer of servicing and the subsequent transfer of registry, including any MERS MOM loans. Seller will pay all costs of MERS registration transfer. Seller is also responsible for ensuring the applicable Investor is listed in MERS as the investor, prior to the transfer of servicing to Purchaser in MERS.

Section 4.03    Access to Information.

Upon reasonable prior notice to Seller, Seller shall afford reasonable cooperation to Purchaser and its counsel, accountants and other representatives in providing reasonable access during normal business hours on Business Days until the Transfer Date, to the Mortgage Files and all Seller’s files, books and records relating to the Mortgage Loans, any Advances and the Servicing Rights including access to and reasonable cooperation with Seller’s officers and employees; provided, however, that Purchaser shall be required to take all appropriate and necessary action to assure that Purchaser maintains the confidentiality of all Consumer Information and Confidential Information.

“Consumer Information” shall include, without limitation, and in any format, Non Public Personal Information and/or Personally Identifiable Financial Information (as those terms are defined in Sections 573.3(n) and (o) of the Office of Thrift Supervision Regulations on Privacy of Consumer Information published at 12 C.F.R. Chapter V implementing Title V of the GLBA), and other information concerning a Consumer that is protected by state or federal statutes or regulations. Purchaser acknowledges that it may be provided with Consumer Information, and Purchaser agrees that it will, and will cause all of its agents, employees and vendors who have access to the Consumer Information, to utilize such information only in accordance with the Gramm-Leach-Bliley Act and other applicable state and federal statutes and regulations. Purchaser agrees that: (a) it shall comply with any applicable laws and regulations regarding the privacy and security of Consumer Information; (b) it shall not disclose Consumer Information to third parties except in accordance with law; (c) it shall maintain adequate physical, technical, and administrative safeguards designed to ensure the security and confidentiality of Consumer Information, protect against threats or hazards to the security or integrity of Consumer Information, and protect against unauthorized access to Consumer information, and (d) it shall immediately notify Seller of any actual or suspected breach of the confidentiality of Consumer Information prior to the Transfer Date.

“Confidential Information” means any and all of the following, in any form: software, intellectual property, agreements, notes, memorandum, policies, client lists, client data, Consumer Information, and any other information which relates to a Party’s data processing, research and development, trade secrets or business affairs, and any summaries or compilations of any of the foregoing. For purposes of this Agreement, Confidential Information shall also include the information that a reasonable business person would understand to be not publicly available, which is discussed or exchanged in anticipation of or during discussions between Seller and Purchaser. Confidential Information shall not include information, which the receiving party can demonstrate: 1) is or becomes generally available to the public through no disclosure in breach of this Agreement; 2) is wholly and independently developed by the receiving party without the use of the disclosing party’s Confidential Information; 3) becomes lawfully available to the receiving party from a source not a party to this agreement; 4) was known on a lawful, non-confidential basis by the receiving party prior to disclosure; 5) is disclosed as required to service the Mortgage Loans in compliance with Applicable Requirements and Accepted Servicing Practices; or 6) is required, based upon the reasonable advice of counsel, to be disclosed by any applicable law, regulation or competent judicial, governmental, or other regulatory authority. Purchaser acknowledges it may have access to designated Confidential Information belonging to Seller. Purchaser agrees that it will restrict access to any Confidential

Information solely to its representatives who require access to such information in connection with the Agreement and shall prohibit its representatives from using Confidential Information for any purpose other than as agreed upon by the parties. Purchaser shall not disseminate or further copy, duplicate or otherwise communicate any Confidential Information to any third party whatsoever without the written consent of a Senior Vice President, or more senior officer, of Seller. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to restrict or prohibit Purchaser, or any of its subsidiaries or Affiliates, or their representatives from disclosing or divulging to any Person (including potential sources of financing, purchasers or investors), any information related to the Mortgage Loans or the Servicing Right consistent with Applicable Requirements.

In the event that the receiving Party or any of its representatives becomes legally compelled or requested by a governing regulatory body to disclose any of the Confidential Information, the receiving Party will provide the disclosing Party with prompt written notice, unless providing such notice would violate applicable law or regulation, so that the disclosing Party may seek a protective order or other appropriate remedy (and if the disclosing Party seeks such an order, the receiving party will provide such cooperation as the disclosing party reasonably requests at disclosing Party’s expense) or waive compliance with the provisions of this Agreement. In the event that such a protective order or other remedy is not obtained, or if the disclosing Party waives compliance with the provisions of this Section 4.03, the receiving Party will furnish only that portion of the Confidential Information which is legally required (in the opinion of its counsel). If the proposed acquisition is not consummated, each Party agrees to promptly return to the other, immediately upon request, all Confidential Information which has been furnished to it, or prepared by it, in connection with the Transactions without retention of copies thereof, other than as required by applicable law or as required by the applicable Party’s bona fide internal record keeping and retention policies, provided that such information remains subject to this Section 4.03. To the extent such information is not in a form that may be returned, the receiving Party shall destroy such Confidential Information and an officer of receiving party shall certify that such information has been destroyed. Notwithstanding anything in this Agreement, it is hereby understood and agreed that any banking examiners, securities law examiners and similar self-regulatory organizations (including, but not limited to, Fannie Mae, Freddie Mac, and/or other government-sponsored or government-owned enterprises), in the ordinary course of their examinations, may require unrestricted access to all books, records, files, and other materials of receiving Party, and that disclosure of the Confidential Information to such examiners solely for purposes of the examination process may occur without prior written notice to or authorization from disclosing Party.

Section 4.04    Further Assurances.

(a)        Prior to the Transfer Date, Seller shall furnish to Purchaser such reports, information or documentation supplementary to the information contained in the documents and schedules delivered pursuant hereto and deliver such reports as may reasonably be requested by Purchaser and as are reasonably normal and customary in the mortgage servicing industry, and Purchaser and Seller shall afford reasonable cooperation each to the other both prior to and following the Transfer Date.

(b)        If Seller is subject as an actual or prospective plaintiff or defendant to any claim, action, proceeding, investigation, inquiry, audit, examination, judgment, order, remediation plan (each, a “Seller Legal Claim”) relating to a Mortgage Loan or the Servicing Rights or related servicing, Purchaser, following the Transfer Date and to the extent such Seller Legal Claim arose during Purchaser’s ownership of the related Servicing Rights, shall use commercially reasonable efforts to cooperate with Seller and make available to Seller, at Seller’s expense, all available witnesses, pertinent records, data, documentation, materials and information in Purchaser’s possession or under Purchaser’s control relating thereto, subject to applicable laws and appropriate confidentiality agreements with Seller.

(c)        Seller and Purchaser will each, at the request of the other, execute and deliver to each other all such other instruments or documentation that either may reasonably request in order to perfect any transfer, assignment or delivery to Purchaser of the Servicing Rights and the consummation of the agreements hereunder.

(d)        Seller shall promptly deliver powers-of-attorney to Purchaser sufficient to allow Purchaser to execute all documentation requiring execution on behalf of Seller with respect to the servicing of the Mortgage Loans, including assignments, mortgages, title policies, satisfactions, partial releases, modifications and foreclosure documentation and as reasonably requested by Purchaser. On or prior to the Transfer Date, Seller shall provide to Purchaser, for its benefit, a reasonable number of powers-of-attorney substantially in the form of Exhibit H attached hereto.

Section 4.05        Transfer Expenses.

Seller shall pay all costs of delivery to Purchaser of all of the Mortgage Files and Custodial Files to the Person designated by Purchaser, in writing, all costs of preparing and recording any missing Assignments of Mortgage, if MERS MOM is not the mortgagee for a Mortgage Loan as contemplated hereby and such Assignments of Mortgage are necessary and required by the applicable Investor, all Investor transfer fees required hereunder, all costs relating to Seller’s computer service transfer, custodial transfer and or/transfer fees of Seller’s custodian, and all costs related to preparing, obtaining and delivering such documents as Seller is required to provide, provided that Purchaser intends to retain the same Custodian. Seller shall also bear all costs associated with obtaining and/or transferring on each Mortgage Loan fully assignable life-of- loan fully transferable tax and flood service contracts to Purchaser’s current tax and flood service contract vendor. Purchaser shall bear all of its costs in connection with performing its Due Diligence, including any costs of Purchaser’s Custodian. Except as otherwise provided in this Agreement, Seller and Purchaser shall each bear their own expenses incurred in connection with the Transaction.

Section 4.06        Quality Control Reviews.

Seller shall perform quality control reviews related to the Mortgage Loans according to Guides. Prior to the Sale Date, Seller shall provide to Purchaser with respect to any Mortgage Loans, which Servicing Rights have been sold to Purchaser, a copy of the findings relating to any Mortgage Loans containing a finding affecting the investment quality or eligibility of the Mortgage Loan to Purchaser.

Section 4.07        Relationship Officers.

In an effort to minimize Borrower delinquencies following the Transfer Date, the Relationship Officers shall be available during normal business hours, commencing on the Sale Date and for a period of ninety (90) days following the Transfer Date. Seller and Purchaser’s Relationship Officers shall be responsible for (i) overseeing and monitoring the performance and compliance by each of Seller and Purchaser, respectively, with Transfer Instructions and transfer provisions of this Agreement and (ii) working cooperatively with each other to ensure the timely performance and compliance with the Transfer Instructions and the transfer provisions of this Agreement.

ARTICLE V

ADMINISTRATION OF TRANSFER OF SERVICING

Section 5.01        [Reserved].

Section 5.02        Notice Letters of Transfer.

In accordance with the Applicable Requirements, Seller shall send each Borrower a Transfer Notice, in such form as is reasonably acceptable to Seller and Purchaser. If possible, Seller and Purchaser shall cooperate on a joint mailing program for notification to the Borrowers and shall share the cost of such Transfer Notices equally.

Section 5.03        Statements.

Seller shall be responsible for providing the Internal Revenue Service and Mortgagors with all appropriate tax forms and information for transactions affecting the Mortgage Loans during the respective calendar year, for the period prior to the Transfer Date in accordance with Applicable Requirements. Purchaser shall be responsible for providing the Internal Revenue Service and Mortgagors with all appropriate tax forms and information for transactions affecting the Mortgage Loans following the Transfer Date in accordance with Applicable Requirements.

Section 5.04        Tax and Flood Contracts.

Seller shall cooperate with Purchaser to accomplish a tape transfer and assignment of existing tax contracts and existing flood service contracts to Purchaser and promptly following the Transfer Date, Seller shall assign to Purchaser all life-of-loan assignable tax contracts and flood service contracts relating to each Mortgage Loan. Seller shall bear all costs associated with obtaining and/or transferring on each Mortgage Loan fully assignable life-of-loan fully transferable tax and flood service contracts to Purchaser.

Section 5.05        [Reserved].

Section 5.06        Payment of Recoverable Advances.

With respect to each Mortgage Loan, Purchaser shall wire transfer immediately available funds to Seller, on the date that is no longer than twenty five (25) Business Days following the Transfer Date, an amount equal to the unreimbursed Recoverable Advances for such Mortgage Loan pertaining to Corporate Advances as of the Transfer Date; provided that Seller shall provide all reasonably necessary supporting documentation with respect to such Recoverable Advances (including a loan level description of the type of Recoverable Advances, i.e., attorney fees, property inspection, etc.) necessary for Purchaser to determine that such Recoverable Advances are reimbursable in accordance with Applicable Requirements. Purchaser promptly shall notify Seller in writing of any Advance that it determines is a Non-Recoverable Advance and shall consider in good faith any appeal by Seller of such determination. Purchaser promptly shall remit to Seller any Non-Recoverable Advance that it ultimately collects.

Section 5.07        Payments and Notices Received After The Transfer Date.

Seller and Purchaser acknowledge that, during the sixty (60) day period after the Transfer Date, all funds received in connection with the Mortgage Loans, including, but not limited to, tax, insurance, principal, interest, mortgage guaranty or mortgage insurance payments, insurance loss drafts, tax refunds, and all other types of payments are to be immediately paid over to Purchaser without offset or deduction. Purchaser shall be entitled to the service fees and other servicing related income on all such payments. During such sixty (60) day period, such funds shall be identified by Seller’s loan numbers and shall within one (1) Business Day of receipt be transferred to Purchaser at Seller’s expense by overnight courier, for next Business Day delivery, at the address for notices to Purchaser, or as otherwise set forth in the Transfer Instructions. During such sixty (60) day period, Seller shall endorse to Purchaser all checks forwarded to Purchaser in accordance with the immediately preceding sentence. In addition, Seller shall deliver or cause to be delivered to Purchaser, as promptly as practicable after receipt by Seller, copies of all correspondence received from any Investor or Agency or any Borrower or otherwise relating to any Mortgage Loans. Following such sixty (60) day period, all such funds and correspondence shall be returned to the sender with a letter of explanation, a copy of which letter shall be sent to Purchaser. Notwithstanding the forgoing, payments and notices received after the Transfer Date shall be handled in accordance with the provisions of the Transfer Instructions or with such changes to the requirements of this Section 5.07 as may be necessary to account for the Purchaser’s retention of the Subservicer.

Section 5.08        Wiring of Additional Funds.

Amounts required to be paid by Seller to Purchaser pursuant to this Section 5.08 shall be wired by immediately available funds to Purchaser within three (3) Business Days after the Transfer Date.

(a)        Within three (3) Business Days after the Transfer Date, Seller shall pay to Purchaser, or in case of shortfall, Purchaser will pay to Seller, an amount equal to the outstanding balances identified on the Mortgage Loan records in full payment of all funds held in the applicable Escrow Accounts and Custodial Funds net of Seller’s unrecovered and unreimbursed Reimbursable Advances pertaining to taxes, insurance and similar items with respect to the Escrow Accounts and principal and interest on or in respect of the Mortgage Loans, with respect to the Custodial Accounts, and any amounts permitted pursuant to subsection (b) herein.

(b)        Any negative Escrow Funds shall be netted against the amount of any positive Escrow Funds transferred to Purchaser with respect to the Mortgage Loans and a detail of explanation for negative Escrow Funds on each Mortgage Loan.

Section 5.09        Missing Social Security Number; Forms W-8 or W-9.

A tax identification for all Borrowers has been obtained during the origination of the Mortgage Loan as required by law and the applicable Agency or Investor. If requested by Purchaser, Seller will provide a report reasonably satisfactory in form and content to Purchaser of tax identification to substantiate compliance with Internal Revenue Service and other applicable Treasury Department regulations and requirements applicable to reporting of interest and obtaining Social Security numbers. In addition to the foregoing, Seller agrees to reimburse Purchaser for any and all direct and actual penalties incurred because of Internal Revenue Service and/or Treasury Department requirements for any missing tax numbers, W8 or W9 forms incurred as a result of infractions by Seller prior to the Transfer Date.

Section 5.10        Servicing System Provider Cooperation.

Seller will cause its servicing system provider to reasonably cooperate with Purchaser to provide Purchaser with the servicing system data necessary to properly service such Mortgage Loans in accordance with Section 4.02 of this Agreement.

Section 5.11        Transfer of Ownership and Possession.

From and after the Sale Date, the sole and exclusive ownership of the Servicing Rights shall vest in Purchaser. The possession of all Mortgage Files, Custodial Files and other books, records, accounts and funds by Seller following the Sale Date is solely in a fiduciary capacity for and at the will of Purchaser. Seller shall service the Mortgage Loans for Purchaser in accordance with this Agreement.

Section 5.12        Document Custodian.

The expenses and other costs of delivery of documents with respect to any Mortgage Loan from Seller’s Custodian to Purchaser’s Custodian shall be borne by Seller, provided that Purchaser intends to use the Seller’s Custodian. Seller promptly after the Sale Date shall notify the Custodian of Purchaser’s purchase of the Servicing Rights, and Purchaser separately will endeavor to negotiate a reasonably acceptable document custodian agreement with Custodian.

Section 5.13        Use of Name.

Except as otherwise required by applicable law, Purchaser shall not use Seller’s name in connection with Purchaser’s or its designee’s servicing of the Mortgage Loans or ownership of the Servicing Rights after the Transfer Date except to identify Seller as the prior servicer and owner of the Servicing Rights and, if applicable, the originator of the related Mortgage Loans, and shall remove all references to the name of Seller in materials and communications used in connection with Purchaser’s or its designee’s servicing of the Mortgage Loans or ownership of the Servicing Rights promptly after the Transfer Date.

ARTICLE VI

REMEDIES

Section 6.01        Seller Indemnification.

Seller shall indemnify, and hold Purchaser and its Related Parties (the “Purchaser Indemnified Parties”) harmless from, and will reimburse Purchaser, and it’s Related Parties for all Losses actually incurred by Purchaser or its Related Parties that result from or arise out of:

(a)        A breach of Seller’s covenants, representations, warranties and agreements contained in this Agreement; and

(b)        Any Excluded Obligations or any other unassumed liabilities.

Seller shall not be responsible to Purchaser Indemnified Parties for that portion, if any, of any Loss arising under or relating to this Agreement that results directly from Purchaser’s or its designee’s failure to service any of the Mortgage Loans after the Transfer Date in compliance with all Applicable Requirements, unless such failure is a result of or attributable to a breach by Seller of its obligations under this Agreement. Purchaser shall notify Seller promptly after receiving written notice of the assertion of any litigation, proceedings, governmental investigations, orders, injunctions, decrees or any third party claims for which Purchaser is seeking indemnification by Seller under this Agreement (each, a “Purchaser Indemnity Claim”), provided, however the failure to timely give such notification will not affect the indemnification provided hereunder unless Seller is materially prejudiced by such failure and had no actual knowledge of such Purchaser Indemnity Claim and then only to the extent of such prejudice. Upon receipt of such notice of a Purchaser Indemnity Claim, Seller shall have the right to assume the defense of such Purchaser Indemnity Claim using appropriate counsel of Seller’s choice subject to the approval of Purchaser (such approval not to be unreasonably withheld); provided, however, Seller shall obtain the prior written approval of Purchaser before entering into any settlement of such Purchaser Indemnity Claim that includes any non-monetary relief, admission of liability, remedies or obligations that would be applicable to Purchaser or the Servicing Rights. Any exercise of such rights by Purchaser shall not relieve Seller of its obligations and liabilities under this Section 6.01 or any other provision of this Agreement. With respect to any Purchaser Indemnity Claim subject to indemnification under this Agreement, Purchaser agrees to use commercially reasonable efforts to cooperate and cause its Related Parties to use commercially reasonable efforts to cooperate in good faith with Seller to ensure the proper and adequate defense of such Purchaser Indemnity Claim at Seller’s expense.

Except as specifically provided for in this Agreement, Purchaser may not claim any special, indirect, punitive or consequential damages (collectively, “Special Damages”) in respect of any breach or wrongful conduct (whether the claim therefor is based on contract, tort or duty imposed by law) in connection with, arising out of, or in any way related to the Transactions contemplated, or relationship established, by this Agreement, or any act, omission or event occurring in connection herewith or therewith, and to the fullest extent permitted by law, Purchaser, hereby waives, releases and agrees not to sue upon any such claim for Special Damages, whether or not accrued or whether or not known or suspected to exist in its favor; provided, however, that the exclusions set forth in this paragraph above do not apply if and to the extent any such amounts are (i) actually incurred by Purchaser Indemnified Parties in payment to a third party or (ii) related to any loss or threatened loss of the applicable Investor or Insurer approval due to a failure by Seller to comply with the terms of this Agreement.

The obligations of Seller under this Section 6.01 shall survive both the Sale Date and the Transfer Date for the life of the Mortgage Loans.

Section 6.02        Purchaser Indemnification.

Purchaser shall indemnify and hold Seller and its Related Parties harmless from, and will reimburse Seller and its Related Parties for, all Losses that result from or arise out of:

(a)        A breach of Purchaser’s covenants, representations, warranties and agreements contained in this Agreement; or

(b)        On and after the Transfer Date a breach of Purchaser’s responsibilities under the Servicing Agreement or other failure to service the Mortgage Loans in accordance with Applicable Requirements, except for any breach caused by the actions of Seller.

Seller shall notify Purchaser promptly after receiving written notice of the assertion of any litigation, proceedings, governmental investigations, orders, injunctions, decrees or any third party claims for which Seller is seeking indemnification by Purchaser under this Agreement (each, a “Seller Indemnity Claim”), provided, however the failure to timely give such notification will not affect the indemnification provided hereunder unless Purchaser is materially prejudiced by such failure and had no actual knowledge of such Seller Indemnity Claim and then only to the extent of such prejudice. Upon receipt of such notice of a Seller Indemnity Claim, Purchaser shall have the right to assume the defense of such Seller Indemnity Claim using appropriate counsel of Purchaser’s choice subject to the approval of Seller which approval shall not be unreasonably withheld; provided, however, Purchaser shall obtain the prior written approval of Seller before entering into any settlement of such Seller Indemnity Claim that includes any non-monetary relief, admission of liability, remedies or obligations that would be applicable to Seller. With respect to any Seller Indemnity Claim subject to indemnification under this Agreement, Seller agrees to cooperate and cause its Related Parties to cooperate in good faith with Purchaser to ensure the proper and adequate defense of such Seller Indemnity Claim. Any exercise of such rights by Seller shall not relieve Purchaser of its obligations and liabilities under this Section 6.02 or any other provision of this Agreement.

Except as specifically provided for in this Agreement, Seller may not claim any Special Damages in respect of any breach or wrongful conduct (whether the claim therefor is based on contract, tort or duty imposed by law) in connection with, arising out of, or in any way related to the Transactions contemplated, or relationship established, by this Agreement, or any act, omission or event occurring in connection herewith or therewith, and to the fullest extent permitted by law, Seller, hereby waives, releases and agrees not to sue upon any such claim for Special Damages, whether or not accrued or whether or not known or suspected to exist in its favor; provided, however, that the exclusions set forth in this paragraph above do not apply if and to the extent any such amounts are (i) actually incurred by Seller Indemnified Parties in payment to a third party.

The obligations of Purchaser under this Section 6.02 shall survive both the Sale Date and the Transfer Date for the life of the Mortgage Loans.

Section 6.03        Refunds and Reimbursements.

(a)        Should Seller or Purchaser, as applicable, receive notice of a misapplied payment occurring prior to the Transfer Date and discovered after the Transfer Date, such party shall immediately notify the other. Seller and Purchaser shall cooperate in promptly correcting misapplication errors. Any reconciliation of misapplied payments with respect to a Mortgage Loan shall be made no later than twelve (12) months after the Transfer Date, and such reconciliation shall be accomplished no later than five (5) Business Days following written request and documentation supporting such request.

(b)        If the outstanding principal balance of any of the Mortgage Loans used in computing the amount of the Purchase Price is found, no later than twelve (12) months after the payment made pursuant to Section 2.02, to be incorrectly computed, the Purchase Price shall be promptly and appropriately adjusted, and a correcting payment therefor shall be made by the appropriate party no later than five (5) Business Days after receipt of written notice of the requirement to make such payment and documentation supporting such requirement.

(c)        If, subsequent to the Transfer Date with respect to a Mortgage Loan, Purchaser determines that Seller has been reimbursed for an Advance with respect to such Mortgage Loan pursuant to Section 5.06 and such Advance or a portion thereof is a Non-Recoverable Advance, Seller shall pay to Purchaser, no later than five (5) Business Days after written notice of the requirement to make such payment, the amount of such Advance or portion thereof that is a Non-Recoverable Advance; provided that Seller reserves the right to dispute Purchaser’s determination that a Recoverable Advance is a Non-Recoverable Advance.

(d)        With respect to any Servicing Rights, if the servicing of the related Mortgage Loans is not transferred on the Transfer Date for any reason, including without limitation failure by Seller to obtain the necessary approval from the Investor for such transfer, then Seller shall reimburse Purchaser the related Purchase Price paid by Purchaser for such Servicing Rights within three (3) Business Days following such failed Transfer Date, net of retained servicing fees; provided, however, that in the event that Investor approval is not obtained prior to the Transfer Date but the parties hereto have made diligent, best efforts to obtain such approval, and approval is reasonably certain to be obtained within a commercially reasonable timeframe thereafter, the parties may, on a one time basis, extend the Transfer Date up to thirty (30) calendar days without written amendment of this Agreement and with such extension not affecting the Due Diligence period described in Section 6.05 herein.

Section 6.04        Repurchases, Make-Whole and Compensatory Fees.

(a)        Without limiting any other remedies available under this Agreement, with respect to each Mortgage Loan for which Purchaser is notified by the applicable Investor that it will or may be required to repurchase, make-whole, or indemnify Investor due to (i) a breach by Seller of a covenant, representation, indemnification, or warranty regarding such Mortgage Loan or (ii) the servicing thereof under the Servicing Agreement or (iii) an Excluded Obligation, Purchaser will notify Seller of the applicable repurchase requirement no later than five (5) Business Days after Purchaser’s receipt of notice thereof from Investor. To the extent that the cause of any such misrepresentations or breaches can be cured, Seller shall have the opportunity to correct or cure any misrepresentations or breaches to the reasonable satisfaction of Purchaser and the Investor within thirty (30) days of receipt of such repurchase demand or such shorter period of time as required by Investor in its sole discretion. Upon Seller’s request Purchaser shall furnish to Seller a copy of the related credit file and other information reasonably requested by Seller, including payment histories and collection records, to enable Seller to respond to the Investor to the extent that such credit file and other information are in the possession of Purchaser and Purchaser will allow Seller to cure, within any cure period allowed by the Investor, the condition or breach resulting in the repurchase, indemnification, or make-whole requirement. In any event, Purchaser will use commercially reasonable efforts to cooperate with a request by Seller, at Seller’s expense, for extension of any cure period allowed by the Investor. If Seller receives notice of repurchase or make-whole payment claim in a timely fashion and determines not to contest the repurchase or make-whole payment claim, Seller shall complete the repurchase within the time frame required under this Agreement and by the Investor. Within thirty (30) days of such repurchase by Seller, Purchaser shall forward to Seller all servicing records, the Mortgage File and the custodial documents, including the Mortgage Note. Purchaser shall not be responsible for the delivery of any custodial documents or Mortgage Files not delivered to Purchaser from Seller pursuant to this Agreement, nor will Purchaser be responsible for the delivery of any documents if Investor requires a make-whole payment. In the event that Seller fails to complete such repurchase within the time period required under this Agreement or as required by Investor, Seller shall indemnify and hold Purchaser harmless from, and will reimburse Purchaser for any and all Losses; provided however, that if Purchaser fails to provide timely notice in accordance with this Section 6.04(a) and Seller is materially prejudiced by such failure to provide timely notice and had no actual knowledge of Investor demand or request, Seller shall be relieved of its obligation to indemnify Purchaser only to the extent of such prejudice.

(b)        Subject to the notice, cure or contest provision of Section 6.04(a), no later than five (5) Business Days prior to such repurchase or make-whole date, Seller shall either remit necessary amounts directly to Investor, or pay to Purchaser, by wire transfer of immediately available funds, the sum of the related repurchase or make-whole price, and shall in either case remit the related Servicing Rights Repurchase Price to Purchaser by wire transfer of immediately available funds no later than five (5) Business Days prior to the repurchase or make-whole date. Purchaser shall not be required to advance its own funds to pay any portion of any repurchase or make-whole price, and shall not be required to make any such repurchase or make-whole if it has provided timely notice of the repurchase or make-whole payment claim to Seller and has not received the applicable repurchase or make-whole price from Seller as provided above. However, where Purchaser has provided timely notice of the repurchase or make-whole payment claim, (i) in the event that Seller fails to pay such amounts to the Investor and does not advance such funds to Purchaser in advance of the required repurchase or make whole date, and (ii) due to the lack of a bifurcation agreement Investor requires that such repurchase or make whole price nevertheless be paid by Purchaser, Seller shall by wire transfer of immediately available funds, reimburse Purchaser the repurchase and/or make whole price, as well as the Servicing Rights Repurchase Price. In addition, Seller shall pay to Purchaser all actual and reasonable out-of-pocket costs and expenses borne by Purchaser in connection with any attempted cure of the applicable breach and in connection with the repurchase or make-whole of such Mortgage Loan from the Investor, including, but not limited to, reasonable attorney’s fees. Upon the consummation of any such repurchase as provided above, the applicable repurchased Mortgage Loan shall be delivered to Seller, provided the Investor is not requesting a make-whole. In addition to reimbursements described in this section, in the event that indemnification is ultimately required by the applicable Investor in lieu of a repurchase or make-whole obligation, and such repurchase is caused by either (i), (ii) or (ii) of 6.04(a), Seller shall, in the sole discretion of Purchaser and in accordance with Investor Guides, repurchase the Servicing Rights from Purchaser. Seller shall in either case indemnify Purchaser for indemnifications required of it by the applicable Investor; provided however, that if Purchaser fails to provide timely notice in accordance with Section 6.04(a) and Seller is materially prejudiced by such failure to provide timely notice, and had no actual knowledge of the Investor demand or request, Seller shall be relieved of its obligation to indemnify Purchaser only to the extent of such prejudice.

(c)        Without limiting any other remedies available under this Agreement, including, without limitation, Section 6.05(c) hereof, if a breach of the representations, warranties or covenants in Section 3.01 occurs with respect to the Servicing Rights for any related Mortgage Loan and such breach has a material and adverse effect on the ability of Purchaser to service such Mortgage Loan or the value or ownership of such Servicing Rights (a “Defective Servicing Right”), then either Party upon discovery of such breach shall provide written notice thereof to the other party and to the extent that the cause of such Defective Servicing Rights is capable of being correct or cured, Seller shall have thirty (30) days to cure such breach in all material respects. If such breach is not cured within such thirty (30) day period or cannot be cured, then upon five (5) Business Days’ written notice to Seller of such Defective Servicing Right, Seller shall pay to Purchaser the Servicing Rights Repurchase Price for such Defective Servicing Right and, at the election of Seller in its sole and absolute discretion, Purchaser shall transfer the Servicing Rights back to Seller or its designee. In addition, Seller shall pay to Purchaser all actual and reasonable out-of-pocket costs and expenses (including reasonable attorney’s fees and costs borne by Purchaser in connection with any attempted cure of the applicable breach.

(d)        The obligations of Seller under this Section 6.04 shall survive both the Sale Date and Transfer Date for the life of the Mortgage Loans.

Section 6.05        Purchaser Due Diligence and Subsequent Rejection.

(a)        During the period prior to the Transfer Date, Seller shall provide to Purchaser reasonable access, including electronic remote access, for the purpose of conducting

Due Diligence reviews of the books, files and records relating to the Mortgage Loans and the related Servicing Rights.

(b)        The purchase of the Servicing Rights on the Sale Date is subject to Purchaser’s preliminary Due Diligence consisting of (i) the reasonable determination by Purchaser that the books, records and accounts of Seller with respect to each Mortgage Loan are in order in all material respects, (ii) the verification by Purchaser that the Mortgage Loan Schedule, the Data File and all other information provided by Seller is substantially correct and consistent with the transaction information received from Seller and the requirements of this Agreement, and (iii) the reasonable determination by Purchaser that the Mortgage Loans are in compliance with Applicable Requirements relating to the underwriting and origination thereof and that the related loan documents in the Custodial File and the Mortgage File are not missing or defective in any material respect.

(c)        During the period from the Sale Date through the Transfer Date, Purchaser shall have the right to (i) adjust the Purchase Price attributable to the Servicing Rights for a Mortgage Loan to $0 (which may be satisfied by way of adjustment to the Holdback) in which case, at the election of Seller in its sole and absolute discretion, Purchaser shall transfer the Servicing Rights back to Seller or its designee or (ii) demand repurchase by Seller of any Servicing Rights for a Mortgage Loan, as determined by Purchaser in its discretion, for any Servicing Right that Purchaser concludes is a Defective Servicing Right. Purchaser, as a result of its Due Diligence, may in its reasonable discretion, request repurchase of a Defective Servicing Right by notifying Seller in writing of such request, and Seller shall pay Purchaser the Servicing Rights Repurchase Price for the related Servicing Rights within five (5) Business Days of its receipt of such notice.

(d)        The right of Purchaser to request repurchase pursuant to Section 6.05(c) shall expire and have no further force or effect on and after the 90th calendar date from the Transfer Date. Purchaser understands that Seller shall have no obligation to repurchase any Servicing Rights pursuant to Section 6.05(c) if Purchaser does not provide written notice and reasonable supporting documentation of the related misrepresentation or breach claim to Seller prior to the Transfer Date, and Purchaser shall not be entitled to require repurchase on or after the Transfer Date pursuant to Section 6.05(c).

Section 6.06        Purchaser’s Set-off Rights.

Without limiting any other remedies available under this Agreement, this Agreement is subject to the indemnification and other reimbursement obligations set forth in that certain Asset Purchase Agreement dated as of February 28, 2017 by and among Purchaser, Seller, and the stockholders of Seller, and Purchaser shall be entitled to set-off all amounts Seller owes or may reasonable owe Purchaser hereunder against any future Earn-Out Payments (as defined in such Asset Purchase Agreement), provided that there shall be no set off of amounts in dispute and 60 days prior notice of intention to set off must be provided.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01        Publicity.

Except as may be otherwise agreed between Seller and Purchaser, there will be no public announcement with respect to this Agreement and the Transaction without the express written consent of the parties; provided, however, that no party shall be restrained, after consultation with the other party, from making such disclosure if it shall be advised by counsel that it is required by law or by Applicable Requirements, regulatory body or securities exchange to be made.

Section 7.02        Assignment.

This Agreement is not assignable by either Party without the express written consent of the other Party, which consent shall not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of and be enforced by the respective successors and permitted assigns of the parties hereto.

Section 7.03        Entire Agreement.

This Agreement supersedes any prior agreement or understanding between the parties concerning the subject matter hereof.

Section 7.04        Amendments, Changes and Modification.

This Agreement may be amended, changed, modified, and altered only by an instrument in writing executed by Purchaser and Seller.

Section 7.05        Severability.

In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate nor render unenforceable any other provision hereof. Such invalid or unenforceable provision shall be amended, if possible, in accordance with Section 7.04 in order to accomplish the purpose of this Agreement. In the event that any provision of this Agreement is found to violate or directly contradict the terms of the Guides, including any future modification thereof that affects the subject matter of this Agreement, the terms of the applicable Guide shall prevail.

Section 7.06        Attorney’s Fees.

If any party shall bring suit against any other party as a result of any alleged breach or failure by such other party to fulfill or perform any covenants or obligations under this Agreement or in any deed, instrument or other document delivered hereunder, or to seek declaratory relief as to the rights or obligations of any party hereto, then in such event the prevailing party in such action shall, in addition to any other relief granted or awarded by the court, be entitled to judgment for reasonable attorneys’ fees incurred by reason of such action and all costs of suit and those incurred in the preparation thereof, at both trial and appellate levels.

Section 7.07        Arbitration.

All disputes between Purchaser and Seller, which cannot be otherwise resolved, shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association. Expenses of the arbitration shall be borne by the non-prevailing party in the arbitration proceeding unless the arbitration panel shall determine otherwise.

The procedure for arbitration shall be in accordance with the current rules of commercial arbitration in existence at the time the dispute arises. A panel of three (3) arbitrators shall determine the decision, and Purchaser and Seller shall each select one arbitrator, and the two (2) selected arbitrators shall choose the third arbitrator. Should either Purchaser or Seller fail to select an arbitrator within ten (10) days after arbitration is sought, or if the two (2) arbitrators shall fail to select a third arbitrator within fifteen (15) days after arbitration is sought, the American Arbitration Association shall select the applicable arbitrator.

The parties agree that discovery is necessary to allow proper preparation for the arbitration proceeding. Therefore, the arbitration panel shall allow reasonable discovery for the parties. The parties select the federal rules of civil procedure to control discovery. The arbitration proceeding will be held in New York, New York. The final decision of the arbitrators may be recorded in any court of record having jurisdiction over either party.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.01        Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF NEW YORK GENERAL OBLIGATIONS LAW).

Section 8.02        Notices.

All notices or other communications required hereunder shall be in writing and shall be deemed duly given if delivered in person (with receipt therefor), if sent by reputable overnight delivery or courier service (e.g., Federal Express) providing for receipted delivery, or if sent by certified or registered mail, return receipt requested, postage prepaid, to the following address: (a) in the case of Seller, if by overnight courier, personal delivery or registered mail, Banc of California, National Association, 18500 Von Karman Avenue, Suite 1100, Irvine, CA 92612 Attention: Office of General Counsel, or such other address as may hereafter be furnished to Purchaser in writing by Seller; and (b) in the case of Purchaser, if by overnight courier, personal delivery or registered mail to Caliber Home Loans, Inc., 3701 Regent Boulevard, Irving, Texas 75063, Attn: William Dellal, CFO, with a copy to the Legal Department at the same address

Attn: Aubrey Meyers, Deputy General Counsel, or such other address as may be furnished to Seller in writing by Purchaser. Receipt of notice or other communication shall be conclusively established by either (i) return of a return receipt indicating that the notice has been delivered, or (ii) return of the letter containing the notice with an indication from the courier or postal service that the addressee has refused to accept delivery of the notice.

Section 8.03        Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 8.04        General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)        the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular;

(b)        accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c)        references herein to “Articles,” “Sections,” “Subsections,” “Paragraphs,” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(d)        a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e)        the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(f)        the term “include” or “including” shall mean without limitation by reason of enumeration; and

(g)        headings on the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 8.05        Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the Closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 8.06    Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one instrument.

Section 8.07    No Third-Party Beneficiaries.

Except as provided in Sections 6.01 and 6.02 relating to Purchaser’s Related Parties and Seller’s Related Parties, respectively, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. For the avoidance of doubt, Seller and Purchaser acknowledge and agree that Borrowers are not third party beneficiaries of this Agreement.

Section 8.08    Broker’s Commissions.

Seller and Purchaser each represent that there are no brokers involved with respect to this Agreement or the Transaction and each party agrees to indemnify, defend and hold harmless the other with respect to any breach of such representation.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

PURCHASER:

CALIBER HOME LOANS, INC., a Delaware corporation

By:	/s/ Ken Adler
Name: Ken Adler
Title: Executive Vice President

SELLER:

BANC OF CALIFORNIA, NATIONAL ASSOCIATION, a national banking association

By:	/s/ J. Francisco A. Turner
Name: J. Francisco A. Turner
Title: Interim Chief Financial Officer
Chief Strategy Officer

Signature Page to Bulk Servicing Rights Purchase and Sale Agreement (Fannie Mae and Freddie Mac)